22nd Century Group Appoints General Counsel

CLARENCE, N.Y. - 22nd Century Group, Inc. (NYSE MKT: XXII) today announced the appointment of Thomas L. James, Esq. as Vice President, General Counsel and Secretary, effective May 12, 2014.

“Tom possesses tremendous legal and business knowledge and experience and will be a great asset to our Company,” stated Joseph Pandolfino, Founder and Chief Executive Officer of 22nd Century Group. “He has an impressive history of achievement and has been a strong leader throughout his almost 30-year legal career. Tom has served as our outside legal and business counsel for the past decade and I am delighted to have him join our management team.”

Mr. James has served over the past 13 years as a Partner and later as an Of Counsel attorney with Foley & Lardner LLP. Prior to that time, Mr. James was an attorney with other law firms. Mr. James is a graduate of the Georgetown University Law Center in Washington, D.C. (J.D., 1985) and the University of Maryland (B.S., 1980). He is a member of the District of Columbia Bar and is also admitted to practice before the United States Supreme Court.

For additional information, please visit: www.xxiicentury.com

About 22nd Century Group, Inc.

22nd Century is a plant biotechnology company whose proprietary technology allows for the levels of nicotine and other nicotinic alkaloids (e.g., nornicotine, anatabine and anabasine) in the tobacco plant to be decreased or increased through genetic engineering and plant breeding. 22nd Century owns or is the exclusive licensee of 116 issued patents in 78 countries plus an additional 42 pending patent applications. Goodrich Tobacco Company, LLC and Hercules Pharmaceuticals, LLC are wholly-owned subsidiaries of 22nd Century. Goodrich Tobacco is focused on commercial tobacco products and potentially less harmful cigarettes. Hercules Pharmaceuticals is focused on X-22, a prescription smoking cessation aid in development.

Cautionary Note Regarding Forward-Looking Statements: This press release contains forward-looking information, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of 22nd Century Group, Inc., its directors or its officers with respect to the contents of this press release. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances, or to reflect the occurrence of unanticipated events. You should carefully review and consider the various disclosures made by us in our annual report on Form 10-K for the fiscal year ended December 31, 2013, filed on January 30, 2014, including the section entitled “Risk Factors,” and our other reports filed with the U.S. Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Contact

Redington, Inc.

Tom Redington

203-222-7399